EXHIBIT 99
Coca-Cola Enterprises Inc.
2002 Quarterly Financial Guidance and 2001 Comparable Results
(Unaudited; In millions, except per share data)

2002 Financial Guidance	Q102	Q202	Q302	Q402	2002

EBITDA Growth Ranges (A)	8% to 9%	12% to 14%	13% to 15%	13% to 15%	11% to 14%

Diluted Net Income (Loss) Per Common Share	($.02) to ($.03)	$.38 to $.40	$.33 to $.34	$.12 to $.13	$.80 to $.85

2001 Comparable Results	Q101	Q201	Q301	Q401	2001

EBITDA (A) (B)	$386	$634	$597	$478	$2,095

Operating Income (B)	$48	$285	$256	$129	$718
Add: Franchise Amortization Adjustment (C)	97	98	98	98	391
Adjusted Operating Income	$145	$383	$354	$227	$1,109

Diluted Net Income (Loss) Per Common Share (B)	($0.23)	$0.15	$0.06	($0.04)	($0.05)
Add: Franchise Amortization Adjustment (C)	0.14	0.14	0.14	0.14	0.55
Adjusted Diluted Net Income (Loss) Per Common Share	($0.09)	$0.29	$0.20	$0.10	$0.50

Diluted Average Common Shares Outstanding (D)	443	452	452	453	452

Note: This 2001 comparable information is provided solely for the purpose of additional analysis of the results of the Company and is not intended to be in conformity with the rules governing the preparation of pro forma financial information, nor is it intended to be a forecast of future operating results. Refer to Item 7, Exhibit 99 in our Form 8-K filed on January 25, 2002 for a detail of our actual 2001 operating results.

(A)  EBITDA represents net income (loss) before deductions for interest, taxes, depreciation and amortization, and adjustments for other nonoperating items.

(B) Adjusted for the results of the Herb acquisition as if acquired on January 1, 2001 and excluding nonrecurring items.

(C)  As a result of adopting FAS Statement No. 142, the Company will no longer amortize goodwill and franchise assets with an indefinite life as of January 1, 2002. This adjustment is made to illustrate what our comparable financial results shown above would have been had the new statement been in effect for full-year 2001.

(D)  Diluted average common shares outstanding are the shares that would apply after amortization adjustments above.

Forward-Looking Statements - Included in this schedule are several forward looking projections that reflect management's outlook for future periods. As always, these expectations are based upon currently available competitive, financial, and economic data along with the Company's operating plans and are subject to future events and uncertainties. The forward-looking projections in this schedule should be considered in conjunction with the detailed cautionary statements found on page 48 of the Company's 2000 Annual Report, and on page 24 of the Company's Third-Quarter 2001 Form 10-Q.